Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 2 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission, of our report dated March 4, 2010 on the consolidated financial statements of ViewPoint Financial Group and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of ViewPoint Financial Group for the year ended December 31, 2009.

We also consent to the reference to our firm under the headings “The Conversion and Offering-Material Income Tax Consequences” and “Experts” in the Prospectus contained in the Registration Statement on Form S-1.

/s/Crowe Horwath LLP

Oak Brook, Illinois
May 3, 2010